UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENTS UNDER THE

SECURITIES ACT OF 1933

FARMERS & MERCHANTS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-1469491 (I.R.S. Employer Identification Number)

307 North Defiance Street Archbold, Ohio 43502 (Address of Principal Executive Offices)

THE FARMERS & MERCHANTS STATE BANK
401(K) PROFIT SHARING PLAN

(Full title of the plan)

Lars B. Eller

President and Chief Executive Officer

Farmers & Merchants Bancorp, Inc.

307 North Defiance Street

Archbold, Ohio 43502
(419) 446-2501

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

David J. Mack, Esq.

Shumaker, Loop & Kendrick, LLP

1000 Jackson

Toledo, Ohio 43604

Phone: (419) 321-1396

Fax: (419) 241-6894

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated file	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Farmers & Merchants Bancorp Inc., an Ohio corporation (the “Company”) is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to deregister certain securities originally registered by the Registration Statement on Form S-8 (File No. 333-248781) (the “Registration Statement”) filed with the Securities and Exchange Commission on September 14, 2020. The Registration Statement registered 160,000 shares of common stock, no par value per share, of the Registrant (“Common Stock”) and an indeterminate amount of plan interests to be offered and sold by the Company pursuant to the Farmers & Merchants State Bank 401(k) Profit Sharing Plan (the “Plan”). The Company is removing from registration such securities because its obligation to maintain the effectiveness of the Registration Statement has terminated as a result of the removal of the Company’s Common Stock as an investment alternative under the Plan, effective February 8, 2024.

Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, pursuant to the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any remaining shares of Common Stock and all plan interests that were registered for issuance pursuant to the Registration Statement and that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock and plan interests.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Archbold, State of Ohio, on September 27, 2024.

FARMERS & MERCHANTS BANCORP, INC.

By:	/s/ Lars B. Eller
Name:	Lars B. Eller
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements on behalf of the Registrant in reliance upon Section 478 of the Securities Act of 1933, as amended.

The Plan. Pursuant to the requirements of the Securities Act of 1933, The Farmers & Merchants State Bank, the Plan administrator, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Archbold, State of Ohio, on September 27, 2024.

The Farmers & Merchants State Bank
401(k) Profit Sharing Plan

By:	The Farmers & Merchants State Bank

	By:	/s/ Lars B. Eller
Lars B. Eller
President and CEO